Exhibit 10.a
October 6, 2008
Mr. Thomas C. Tiller
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340

Re:	Employment Agreement; Transition Matters
Dear Mr. Tiller:
     On behalf of the Board of Directors of Polaris Industries Inc., a Minnesota corporation, I am writing to confirm our understanding regarding your continuing employment with Polaris. As you know, your successor became Chief Executive Officer of Polaris on September 1, 2008 and your employment as Chief Executive Officer ended on that date. On that date you became employed as a Senior Program Advisor to Polaris to provide advice and counsel in the areas of new product development and competitive product analysis and on other strategic matters within your experience and expertise as may be reasonably requested by the Board of Directors and Chief Executive Officer of Polaris; provided that requests for such services shall not unreasonably interfere with your other personal, charitable or other business activities.
     The terms and conditions of your Employment Agreement dated January 18, 2007, other than Section 1 thereof which we have agreed to treat as being amended to provide for the new job description and responsibilities described above, will remain in full force and effect.
     Please sign and return a copy of this letter confirming our understanding. This letter agreement may be signed in counterparts, all of which may be considered one and the same agreement.
Very truly yours,
Polaris Industries Inc.
     /s/ Gregory R. Palen
By Gregory R. Palen
Chairman of the Board of Directors
Accepted and Confirmed:
October 6, 2008

/s/ Thomas C. Tiller
Thomas C. Tiller